Exhibit 10.1

BUSINESS ADVISORY AGREEMENT

This Business Advisory Agreement (“Agreement”) is entered into as of January 31, 2005 (the “Effective Date”), by and between the Buena Vista Rancheria of Me-Wuk Indians, a federally-recognized tribal entity (the “Tribe”), located within the State of California, with tribal offices located at P.O. Box 162283, Sacramento, California 95814 and Venture Catalyst Incorporated, a Utah corporation (“Contractor”), whose business office is located at 591 Camino de la Reina, Suite 418, San Diego California 92108. This Agreement is intended to memorialize the understanding of the Tribe and the Contractor (the “Parties”).

RECITALS

The Tribe is a federally recognized Native American Tribe possessing sovereign powers over its reservation in the State of California who is developing a casino and related facilities on its reservation located near Ione California (the “Casino Facilities”) and presently intends to self-manage the operation of the Casino Facilities (“Tribal Operations”);

In compliance with the Indian Gambling Regulatory Act (“IGRA”), the Tribe has or will enact a tribal ordinance regulating the operation of gaming activities, creating the Buena Vista Rancheria Gaming Commission, and authorizing Class II and Class III gaming subject to the provisions of the tribal ordinance and a Tribal-State Compact;

The Tribe presently requires additional resources to develop the Tribal Operations on its own and desires to retain the services of an experienced business advisor, with knowledge and experience in the gaming industry, to advise the Tribe during its efforts to secure the financing and to advise on the planning, development and implementation of the Tribal Operations;

The Contractor also agrees to advise the Tribe in obtaining qualified gaming operations management personnel to manage the Tribal Operations and to advise on specific areas of its business development and operations which will assist the Tribe in its efforts to develop a premier gaming facility and destination resort;

The Parties agree that nothing in this Agreement shall be construed as an obligation of the Contractor to obtain funds for the development of the Tribal Operations;

The Parties agree that nothing in this Agreement shall be construed as granting any management authority to the Contractor;

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, covenant and agree as follows:

1. ENGAGEMENT OF SERVICES.

The Parties agree the Contractor will be granted the right to advise the Tribe on matters specified in this Agreement during the term outlined in Section 4 pursuant to the terms and conditions of this Agreement.

Contractor will provide its professional judgment, analysis, advice in areas of establishing and operating a successful Tribal Operation in a competitive California marketplace.

Contractor shall provide professional advice and recommendations on the following areas for the Tribal Operations:

a.	The market and the marketing strategy: Contractor will initiate and direct customer research in the local and the regional population centers and will also direct and perform a competitive gaming market analysis of the area and region, Contractor will advise and make recommendations on the development of the following: a leading direct marketing department; targeted and segmented gaming customer profiles in the local and regional market; a consistent theme and image both pre-opening and ongoing; advertising plans, including billboards, radio, print, internet and broadcast media; public relations plans and policies; pre-opening community relation plans; ongoing community relation policies; pre-opening marketing and event plans and special events planning for all areas; pre-opening governmental relations plans; post-opening governmental relation policies; Asian and other ethnic market strategies, including food, entertainment, games; floor layout and personnel; customer reinvestment levels and strategies; high net-worth market strategies; casino floor promotions and events; customer data base marketing strategy, implementation and execution; other marketing development as necessary. Additionally, Contractor shall offer to grant a perpetual license to the Tribe for its proprietary marketing software (“Mariposa”) at no charge, provided however, the Tribe shall be reimburse contractor for the costs incurred by Contractor to install Mariposa and the Tribe shall be responsible for an annual support and maintenance fee effective as of the end of the term of this Agreement. If this Agreement is terminated prior to the end of its term, and Mariposa has already been licensed and installed at the Tribal Operations, the Tribe shall be responsible for payment to Contractor for all remaining fees, based on market value, to license and install Mariposa.

b.

Management team building: Contractor will advise and make recommendations to the Tribe on identification of senior casino management candidates for review and recruitment by the Tribe. These senior executive positions include, but are not limited to, the general manager, the chief financial officer, controller, the human resources position, the gaming operations position, the food and beverage position, the I.T. position and the marketing position. Contractor may advise the senior management in the development of policies for further recruiting, hiring, training, labor relations, customer service training, dealer training, employee orientation and staffing levels for all areas of the project. Contractor will assist the Tribe and the senior management in becoming an integrated and supporting team throughout the term of the Agreement.

c.	Financing advisory services: Contractor will advise the Tribe during the fund raising process and will work with the investment banking firm that is engaged by the Tribe. Contractor will assist in preparing and delivering presentations with investment bankers, attorneys, bond insurers, rating agencies, analysts and bond buyers. Contractor can advise on debt structuring and securing future financing needs of the Tribe and its Tribal Operations, if applicable.

d.	Product Architecture: Contractor will advise and make recommendations on identification of the casino product mix for the target market. The recommendations will include, but not be limited to, the following areas:

i.	Gaming Product Mix - Slot Machines, including slot floor layout; coin and ticket-in-ticket-out mix options; number and type of progressive slots; slot floor signage; mix and type of slot games; mix of denominations of slots; slot accounting system.

ii.	Gaming Product Mix - Table Games, including number of table games; types of games; denomination levels; credit policies; dealer training school; employee toke policy; security and audit policies.

iii.	Food and Beverage, including types of food; price points; manner and variety of service (i.e. fast, sit down, casino floor); hours of operations; themes; staffing levels.

iv.	Hotel, including size; staffing; integration with casino marketing department.

v.	System Selection, including point of sale, cage, marketing, gaming and gaming floor architecture.

e.	Other: Contractor will provide other advisory services not listed above pertaining to Tribal Operations as mutually agreed upon by the Parties.

The Parties agree that all regulatory requirements of the Tribal Gaming Commission will be addressed by the Contractor in its advice and recommendations and integrated into the Tribal Operations. Contractor’s advice and recommendations will be delivered in person in meetings, telephonically and in written reports. The Parties shall exercise their best efforts to cooperate with one another in the performance of this Agreement; provided, however, the Tribe shall retain the sole discretion whether to act upon the Contractor’s advice and recommendations.

The Tribe agrees to provider Contractor with necessary work space throughout the term of the Agreement at or near the Tribal Operations as needed.

Contractor will report to Ken Gilbert, Chief Executive of the Tribal Operations, or his designee, until directed otherwise.

2. NO MANAGEMENT SERVICES PROVIDED.

The Parties expressly agree the Contractor shall not engage in any management activities or perform any management duties with respect to the Tribal Operations. It is further agreed that neither the Contractor, nor any of its officers, directors, or employees shall serve on any management board of the Tribal Operations.

3. TERM OF AGREEMENT AND EFFECTIVE DATE.

This Agreement shall commence on the Effective Date of this Agreement ending on the six (6) month anniversary of the opening of the Tribe’s casino, provided, said term may be extended upon the mutual written agreement of the Parties; but in no event will the term of this Agreement exceed six (6) years and eleven (11) months.

4. CONFIDENTIALITY.

The Parties agree that they will not disclose the terms of this Agreement to third parties unless such disclosure is required by federal, state, or tribal law or regulation; provided, however, that nothing contained herein shall be deemed to prohibit the Tribe or the Contractor from making public disclosures as may be required by applicable federal and state securities laws including, but not limited, to rules and regulations promulgated by the United States Securities and Exchange Commission. Contractor will not voluntarily disclose confidential business and financial information concerning the Tribal Operations derived pursuant to services rendered under this Agreement.

5. CONTRACTOR COMPENSATION

The Tribe shall pay the Contractor a monthly flat fee (“Fee”) of

a.	$50,000 per month from the Effective Date until groundbreaking (groundbreaking shall be defined as the start of excavation or boring for footing);

b.	$100,000 per month from groundbreaking until six months prior to the planned opening of the casino;

c.	$250,000 per month from six months prior to the planned opening of the casino until six months after the opening of the casino.

The first Fee payment is due on the Effective date of this Agreement and will cover the first month’s services. Each remaining monthly Fee will be due every 30 days thereafter, until the Agreement ends or is terminated in accordance with Section 6, below.

In addition to above Fees for the services the Tribe shall reimburse Contractor for any transportation, lodging, and other reasonable expenses incurred by Contractor in connection with providing the Services (“Reimbursable Expenses”). Where possible, Contractor will submit in advance either a budget or specific estimates of Reimbursable Expenses to the Tribe for approval. Contractor shall provide the Tribe written invoices for any Reimbursable Expenses due Contractor which are due within thirty (30) days of the date of the applicable Contractor invoice. Invoices will be directed to the Tribe as provided in Section 8 below.

6. TERMINATION AND TERMINATION FEE.

The Tribe may terminate this Agreement by providing the Contractor with sixty (60) days written notice to the addresses listed in Section 8, below. Either Party may terminate this Agreement if the other Party breaches Section 4, 5, 8, 9, 10, 12 or 17 of this Agreement, provided the non-breaching Party provides the other Party with written notice of such breach and such breach is not cured within ten (10) days following delivery of written notice of such breach.

7. COVENANT TO NOTIFY REGULATORY AUTHORITIES.

The Tribe hereby warrants that it will submit a copy of this Agreement to the appropriate regulatory authorities, including the Tribal Gaming Commission and the National Indian Gaming Commission seeking a letter of concurrence that this Agreement does not constitute a management agreement and (if applicable) to the Bureau of Indian Affairs.

8. NOTICES.

Any notice required under this Agreement shall be delivered via overnight mail service to the following addresses:

If to the Tribe:	The Buena Vista Rancheria of Me-Wuk Indians
Attention: Chief Executive Officer
P.O. Box 162283
Sacramento, California 95814

If to Contractor	Venture Catalyst Incorporated
Attention: Chief Financial Officer
591 Camino de la Reina, Suite 418
San Diego, California 92108

9. COOPERATION OF GOOD FAITH AND FAIR DEALINGS.

The Parties hereby warrant and represent to one another that each party shall utilize good faith efforts to cooperate with one another in the performance of the Agreement.

10. AUTHORITY TO EXECUTE.

Each party warrants that it has full authority to execute this Agreement and will, upon written request by the other party, provide satisfactory written evidence thereof.

11. NO POSSESSORY INTEREST.

The Parties agree and expressly warrant that this Agreement does not convey any possessory interest in the Tribal Operations or any other tribal lands. The Tribe maintains the sole proprietary and possessory interest in the casino.

12. CONFLICT OF INTEREST PROHIBITIONS.

The Parties warrant that no payments have been made and agree that no payments will be made to any elected member, or relative thereof, of the Tribal Council for the purpose of obtaining or maintaining this Agreement or any other privilege for the Contractor. For purposes of this paragraph, “relative” means an individual who is related to or lives in the immediate household of an elected member of the Tribal Council.

Contractor further warrants that it will not provide the same or similar services as provided under this Agreement to any other gaming facility within a 63-mile radius of Tribal Operations, provided however, that the Contractor will not be precluded from licensing Mariposa to any other gaming facilities. Said licensing of Mariposa will be limited to installation and training, and will not include marketing or consulting services.

13. MODIFICATION.

This Agreement may be modified only with the formal written agreement of both Parties.

14. SEVERABILITY.

In the event any Section of this Agreement is held to be illegal or unenforceable, such Section will be severed or otherwise modified so to preserve the intent of the Parties, and the Agreement will remain in full force and effect.

15. RECITALS.

The recitals set forth above are a material part of this Agreement and are incorporated herein by reference.

16. SOVEREIGN IMMUNITY.

By this Agreement the Tribe does not in any way limit or impair its sovereign immunity, except as specifically provided for in this Section 16. The Tribe does waive sovereign immunity from arbitration or suit by Contractor for purposes of enforcing this Agreement and any Arbitration Awards. Arbitration Awards shall be payable solely out of the undistributed and future net total revenues of the Tribal Operations. In no event shall

Contractor have recourse to the physical property of the Tribal Operations or furnishings and equipment, net total revenue distributions already made to the Tribe or any other assets of the Tribe.

17. ASSIGNMENT.

Except as specifically set forth herein, the rights and obligations under this Agreement shall not be assigned or subcontracted by any party without the prior, written consent of the other party. The Tribe reserves the right to assign its rights and obligations under this Agreement to any entity, agency or instrumentality wholly-owned or controlled by the Tribe, and the Contractor reserves the right to assign its rights and obligations under this Agreement to a wholly owned subsidiary, or in the event of a merger of Contractor with another entity, the surviving or any successor entity. Other than as expressly provided in this Section 17, any attempted assignment or subcontracting shall be void. Subject to the preceding requirements, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

18. DISPUTE RESOLUTION

Any claim, controversy or dispute (“Dispute”) arising out of or relating to this Agreement, shall be resolved by the following dispute resolution process:

a.	The Parties shall first meet and confer in a good faith attempt to resolve the Dispute through negotiations not later than ten (10) calendar days after receipt of written notice of the Dispute (“Notice of Dispute”), unless both Parties agree in writing to an extension of time.

b.	If the Dispute is not resolved to the satisfaction of the Parties within ten (10) calendar days after the first meeting contemplated by Section 18 (a), then the Dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of submission. Judgment on any arbitration award, judgment, decree or other decision (hereafter referred to collectively, as “Arbitration Awards”) may be entered in any court having jurisdiction over the parties pursuant to the Resolution of Limited Waiver. The provisions of this Section 18 shall survive the termination of this Agreement.

c.	Unless the Parties hereto otherwise agree in writing prior to the submission Dispute to arbitration, arbitration proceedings shall be held in Sacramento, California.

d.	The Arbitration Award shall be in writing signed by the Arbitrator(s), (if more than one Arbitrator a decision of a majority of the Arbitrators shall be sufficient, and no unanimous decision shall be necessary), and shall state the basis for the award. The Arbitration Award shall be set forth in reasonable detail as to its findings of fact and law, and basis of determination of award form and amount. The decision of the Arbitrator(s) shall be final and not subject to appeal.

The Tribe’s maximum liability for money damages for breach of this Agreement shall be equal to any earned unpaid Fees and what Contractor would have earned in Fees for the ninety (90) days following the date of the Dispute.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day first written above.

BUENA VISTA RANCHERIA OF ME-WUK INDIANS

By:	/s/ Rhonda L. Morningstar Pope
Name:	Rhonda L. Morningstar Pope
Title:	Chairperson

VENTURE CATALYST INCORPORATED

By:	/s/ Kevin McIntosh
Name:	Kevin McIntosh
Title:	Sr. Vice President and Chief Financial Officer